UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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New York REIT, Inc.
(Name of Registrant as Specified in Its Charter)

WW Investors, LLC Michael L. Ashner James P. Hoffmann Gregory Hughes Neil H. Koenig Steven Witkoff
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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WW Investors LLC, together with the other participants named herein (collectively, “WW Investors”) intends to make preliminary filings with the Securities and Exchange Commission of a preliminary proxy statement and accompanying proxy card to be used to solicit votes for the election of the WW Investor Group’s slate of director nominees to the Board of Directors of New York REIT, Inc. (“NYRT” and, the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On September 29, 2016, WW Investors issued the following press release, which includes the full text of a letter issued to the Company’s chairman:

ASHNER/WITKOFF STOCKHOLDER GROUP ISSUES LETTER TO CHAIRMAN OF NEW YORK REIT

- Expresses Disappointment in NYRT’s Failure to Hold Director Elections at the

Upcoming Special Meeting -

- To Deliver Proposal to Manage NYRT’s Liquidation Process on Superior and Further

Improved Terms than Current Advisor -

NEW YORK, NY, September 29, 2016, — (PR Newswire) - Michael L. Ashner, Steven Witkoff, and WW Investors LLC (“WW Investors”), a jointly owned entity of Michael L. Ashner and Steven Witkoff, announced today that they have issued a new letter to the chairman of New York REIT, Inc. (NYSE: NYRT) (the “Company”). WW Investors’ letter expresses its disappointment with several of the Company’s Board of Directors’ recent actions that clearly demonstrate it continues to ignore the interests of shareholders.

WW Investors reiterates its request that shareholders who agree with WW Investors’ positions described and want real shareholder representation on the Board, as well as an end to the needless waste of time and corporate resources, to please make their voices heard by directly contacting the chairman of the Board, Randy Read, and the Company’s Investor Relations. For NYRT’s shareholders’ convenience, the respective email addresses and telephone numbers for NYRT’s chairman and Investor Relations are set forth below. Carpe Diem!

Randolph Read

702-838-7323

rcread@icmgi.com

Matthew Furbish

212-415-6500

Investorrelations@nyrt.com

The full text of the letter follows:

September 29, 2016

Dear Mr. Read,

As you know, WW Investors LLC, an entity jointly owned by Michael L. Ashner and Steven Witkoff (collectively “WW Investors”) is dedicated to maximizing shareholder value and insuring that the Company’s liquidation process is properly managed by seeking to improve the composition of NYRT’s board of directors (the “Board”). WW Investors has prepared this open letter to members of the Board to express its disappointment with several of the Board’s recent actions that clearly demonstrate it continues to ignore the interests of shareholders.

WW Investors supports the Board’s decision to approve a plan of liquidation (the “Plan”), though mindful that the decision is directly a result of WW Investors’ efforts. These efforts by WW Investors were not originally welcomed by NYRT, which only decided to liquidate the Company after WW Investors generated a ground swell of support for the idea. Now, in a desire to halt the progress of WW Investors’ efforts, we learned that the Board decided to file proxy materials related to the Plan without simultaneously allowing shareholders an opportunity to decide who the Board members overseeing the Plan should be. We find it disturbing that a 3-3 divided Board rejected a settlement agreement to provide us shareholder representation in the boardroom immediately and allow us to participate in such an important corporate process as the planned liquidation. Notably, as part of that agreement, the incumbent Board would have agreed to hold the vote on the Plan and the election of directors simultaneously. Why would they not do so absent an agreement with us?

In our view, the announced retention of Stewart Spencer to conduct a process of identifying potential new Board members highlights the Board’s tactics and true intentions. Our negotiations with the Board collapsed because the incumbents refused to give any of our representatives a vote before the annual meeting in order to muffle our voice on the structure and initial process of the Plan. Now the Board, acknowledging their dysfunctionality and lack of credibility with shareholders, is searching for new directors. The question remains, in recognizing their limitations and failures, why would they reject our help by refusing to add the well-regarded and highly qualified candidates that WW Investors has proposed. Because the current directors are not seeking independent experienced additions but rather like-minded individuals.

Our disappointment does not end with the Board’s decisions to hold separate shareholder meetings to approve the Plan and simultaneously elect members of the Board. The Board appears to be dedicated to compounding its distrust towards shareholders—it has yet to immediately and permanently opt-out of MUTA, despite it being clear that doing so has no barriers and has the wide support of shareholders.

Our goals are simple and remain unchanged: a truly independent NYRT Board, the maximization of value for shareholders through an expeditious liquidation process and the minimization of excessive advisory fees paid to the Schorsch cabal. In furtherance of our goals, we will be delivering our submission to the Company’s request for proposals to manage the Company (the “RFP”), providing significantly better terms than the current advisor. Approximately $50 million plus, to be more precise. Attached is a summary comparison of the further improved terms set forth in our RFP submission compared to the terms of the current advisory arrangement. It is in our view indisputable that our offer is greatly superior and better for NYRT shareholders. It is also indisputable that we have the experience and successful track record of leading successful liquidations and sales. Unlike the current advisor, our team has a strong history of creating stockholder value through REIT asset liquidations and sales, including four successful liquidations of publically traded REITs and the sale of a fifth one. We are confident that if a fair process is conducted, we will easily emerge the winner.

WW Investors will not be ignored or vanish. We are more convinced than ever that trusting the Board as currently composed to perform a proper liquidation process is foolish. There is no reason why shareholders should put their faith in an incumbent Board that has wasted $50+ million of shareholder capital, led our Company through three aborted transactions and has now even acknowledged their ineptitude in the boardroom. We continue to be open to discuss constructively the need for Board reconstitution and look forward to a prompt resolution that advances the interests of all parties.

Regards,

/s/ Michael L. Ashner

Michael L. Ashner

WW Investors LLC

About WW Investors LLC, Michael L. Ashner and Steven Witkoff:

Michael L. Ashner is currently the Chairman and Chief Executive Officer of Winthrop Realty Trust, a publicly traded real estate investment trust in the process of shareholder approved liquidation. Mr. Ashner has over 30 years of experience in owning, managing, leasing, selling and investing in all types of real estate and real estate related assets. Mr. Ashner has been the Chairman of six publicly traded real estate investment trusts and served as Chief Executive Officer for five of them, all five of which successfully engaged in a strategic transaction to maximize value for their stockholders. Steven Witkoff is currently the Chairman and Chief Executive Officer of The Witkoff Group, a privately held, global real estate development and investment firm headquartered in New York City. WW Investors LLC is a venture between Mr. Witkoff and Mr. Ashner to acquire shares of common stock in NY REIT.

CONTACT:

Michael L. Ashner

WW Investors LLC

Email: mashner@firstwinthrop.com

Tel: (516) 822 - 0022

Bob Marese

MacKenzie Partners, Inc.

Email: bmarese@mackenziepartners.com

Tel: (212) 929 – 5405

Larry Schimmel

MacKenzie Partners, Inc.

Email: lschimmel@mackenziepartners.com

Tel: (212) 378 – 7068

Exhibit A

	New York Recovery Advisory LLC, Advisory Agreement	Winthrop Realty Partners ("Winthrop") Proposal
Term:	1 year. Automatically renewed for periods of 6-months unless Independent directors elect to terminate.

If subject to a plan of liquidation, an 8-month term, automatically renewed for three month periods unless terminated by the Company upon 30 days’ notice. If on an ongoing basis, a one-year term with six month renewals unless terminated by the Company on 30 days’ notice.

Termination:

Yes at: (i) expiration of then current term; (ii) without cause and without penalty upon 60 day notice; (iii) for Good Reason with 45 day notice; (iv) upon change in control or (v) by the independent directors of the company with Cause.

Same as existing agreement
Termination Fee:	None	None; same as existing agreement
Acquisition Fees:	None	None; same as existing agreement
Financing Fee:	None	None; same as existing agreement
Property Disposition Fee:

In connection with a Sale of one or more Properties in which the Advisor provides a substantial amount of services, as determined by the Independent Directors, the Company shall pay to the Advisor a Property Disposition Fee up to the lesser of (i) two percent (2.0%) of the Contract Sales Price of such Property and (ii) one-half (½) of the Competitive Real Estate Commission paid if a non-Affiliate is also involved; provided, however, that in no event may the Property Disposition Fee, when added to all other real estate commissions paid to non- affiliates of the Advisor in connection with such Sale, exceed the lesser of six percent (6.0%) of the Contract Sales Price and a Competitive Real Estate Commission.

None

	New York Recovery Advisory LLC, Advisory Agreement	Winthrop Realty Partners (“Winthrop”) Proposal
Asset Management Fee:

50 basis points per annum of the Cost of Assets plus costs and expenses incurred by the Advisor or any Affiliate of the Advisor in providing asset management services; provided that if the Cost of Assets exceed $3.0 billion on the applicable determination date, then the Asset Management Fee shall be equal to 50 basis points per annum of the Cost of Assets up to $3.0 billion and 40 basis points per annum of the Cost of Assets in excess of $3.0 billion.

37.5 basis points per annum on the Cost of Assets reducing to 32.5 basis points on the excess of the Cost of Assets over $3.0 billion. The fee shall be adjusted quarterly in arrears.
Expense Reimbursement:

(i) Organization and Offering Expenses and expenses related to the Private Offering, including (A) third-party due diligence fees related to the Primary Offering of up to one-half percent (0.5%) of the Gross Proceeds raised in all Primary Offerings, and (B) third-party due diligence fees related to the Private Offering of up to one-half percent (0.5%) of the Gross Proceeds raised in the Private Offering, in each case as set forth in detailed and itemized invoices; provided , however , that the Company will not reimburse the Advisor to the extent that such reimbursement would cause (A) the total amount of Organization and Offering Expenses paid by the Company and the Operating Partnership to exceed one and one-half percent (1.5%) of the Gross Proceeds raised in all Primary Offerings, or (B) the total amount of the expenses related to the Private Offering to exceed one and one-half percent (1.5%) of the Gross Proceeds raised in the Private Offering; (ii) Acquisition Expenses, subject to the limitations set forth in Section 10(b); (iii) the actual cost of goods and services used by the Company and obtained from entities not Affiliated with the Advisor; (iv) interest and other costs for loans, including discounts, points and other similar fees; (v) taxes and assessments on income of the Company or Assets; (vi) costs associated with insurance required in connection with the business of the Company or by the Board; (vii) expenses of managing and operating Assets owned by the Company, whether payable to an Affiliate of the Company or a non-affiliated Person;

(i) The actual cost of goods and services used by the Company and obtained from entities not Affiliated with Winthrop; (ii) taxes and assessments on income of the Company or Assets paid by Winthrop; (iii) costs associated with insurance required in connection with the business of the Company or by the Board paid by Winthrop; (iv) expenses of managing and operating Assets owned by the Company, paid to a non-affiliated Person; (v) all third party expenses in connection with payments to the Directors for attending meetings of the Board and Stockholders; (vi) third party expenses connected with payments of Distributions; (vii) third party expenses of organizing, revising, amending, converting, modifying or terminating the Company, the Operating Partnership or any subsidiary thereof or the Articles of Incorporation, By-laws or governing documents of the Operating Partnership or any subsidiary of the Company or the Operating Partnership;

	New York Recovery Advisory LLC, Advisory Agreement	Winthrop Realty Partners (“Winthrop”) Proposal
Expense Reimbursement (continued):

(viii) all expenses in connection with payments to the Directors for attending meetings of the Board and Stockholders; (ix) expenses associated with a Listing, if applicable, or with the issuance and distribution of Shares, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees; (x) expenses connected with payments of Distributions; (xi) expenses of organizing, revising, amending, converting, modifying or terminating the Company, the Operating Partnership or any subsidiary thereof or the Articles of Incorporation, By-laws or governing documents of the Operating Partnership or any subsidiary of the Company or the Operating Partnership;

Cap on Asset Management Fees and Expense Reimbursement:	None	None; Same as Existing Agreement
Dealer Manager Fee:	Advisor is entitled to a fee from the sale of Shares in a Primary Offering, for serving as the dealer manager of such Primary Offering.	None
Property Mgmt Fees:

The Company pays the Property Manager a property management fee equal to: (i) for non-hotel properties, 4.0% of gross revenues from properties managed, plus market-based leasing commissions; and (ii) for hotel properties, a market based fee based on a percentage of gross revenues. The Company also reimburses the Property Manager for property- level expenses. The Property Manager may subcontract the performance of its property management and leasing services duties to third parties and pay all or a portion of its property management fee to the third parties with whom it contracts for these services.

2.25% of gross revenue from properties managed for non-hotel assets. Winthrop will utilize third party management for the Viceroy.
Oversight Fee:	1% of gross revenue if they are not the Property Manager.	None

	New York Recovery Advisory LLC, Advisory Agreement Winthrop R Winthrop Realty Partners (“WINTHROP”) Proposal ealty Partners (“WINTHROP”) Proposal	Winthrop Realty Partners (“Winthrop”) Proposal
Incentive Fee:	Existing LTIP performance plan.	10% of distributions to shareholders in excess of $11 per share increased on an annualized basis at the two-year T-bill rate plus 200 basis points.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

WW Investors LLC, Michael L. Ashner and Steven Witkoff (collectively, “WW Investors Group”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of the Company.

The following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: WW Investors LLC, Michael L. Ashner, James P. Hoffmann, Gregory Hughes, Neil H. Koenig, and Steven Witkoff.

WW INVESTORS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENTS AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENTS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

As of the date hereof, WW Investors directly owns 80 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”). As of the date hereof, Mr. Ashner directly owns 1,057,100 shares of Common Stock, and may be deemed to beneficially own an additional 6,000 shares of Common Stock held in his spouse’s IRA. As of the date hereof, Mr. Hoffman directly owns 75,000 shares of Common Stock. As of the date hereof, Mr. Hughes directly owns 20,000 shares of Common Stock. As of the date hereof, Mr. Witkoff directly owns 149,960 shares of Common Stock. Each of Messrs. Ashner and Witkoff, as a manger and a member of WW Investors, may be deemed the beneficial owner of the 80 shares of Common Stock directly owned by WW Investors. Mr. Koenig does not directly or indirectly own any shares of Common Stock.